Exhibit 99.1

Ginkgo Bioworks Reports Fourth Quarter and Full Year 2021 Financial Results

$314 million of Total revenue in 2021, representing an increase of 309% over 2020

31 new Cell Programs added in 2021, representing 72% growth over 2020

Over $1.5 billion cash balance, providing meaningful multi-year runway as we drive towards profitability

BOSTON, MA -- March 28, 2022 -- Ginkgo Bioworks Holdings, Inc. (NYSE: DNA, “Ginkgo”), the leading horizontal platform for cell programming, today announced its results for the fourth quarter and year ended December 31, 2021. The update, including a webcast slide presentation with additional details on the fourth quarter and supplemental financial information, will be available at investors.ginkgobioworks.com.

“The current market environment provides both challenges and opportunities, but I’ve never been more excited about Ginkgo’s future. We met or exceeded each of our publicly disclosed metrics in 2021, some significantly, and we believe we are in the strongest position that we’ve ever been in as a company,” said Jason Kelly, co-founder and CEO of Ginkgo. “I couldn’t be prouder of our team and the way they have shown up to build our platform and deliver cell programs for our partners over the past year. Some of the greatest challenges of our generation – including climate change and food security – are fundamentally biological. Ginkgo is unique in our relative scale and our focus on the development of broad-based horizontal technologies to make biology easier to engineer – and on humankind’s ability to do so responsibly.”

Recent Business Highlights & Strategic Positioning

▪
Added 10 new Cell Programs to the Foundry platform in Q4 2021, for a total of 31 new programs in the full year, representing 72% growth over 2020.
▪
Significantly exceeded outlook for both Foundry and Biosecurity revenue with full year revenue reaching $314 million, representing growth of 309% over 2020.
▪
Continued to drive “Knight’s Law” Foundry scaling as we were able to increase our deployment of new technologies, including multiplexed strain tests.
▪
Biosecurity offering, Concentric by Ginkgo, grew rapidly in Q4, reaching $201 million in revenue for the full year, and is seeing signs of longer-term opportunities.
o
Expanded offering with a lab network that has empowered communities with COVID-19 monitoring programs across the United States.
o
Since inception, Concentric has tested more than 7,200,000 samples, and now serves over 280,000 individuals per week.
o
Well-positioned to play a role in response to longer-term needs, including endemic COVID-19, broader pandemic preparedness, and biodefense.
▪
Announced two tuck-in acquisitions year-to-date in 2022:
o
Project Beacon: a Boston-based social benefit organization focused on increasing the capacity, availability, accessibility and affordability of COVID-19 testing.
o
FGen: a Swiss company specializing in ultra-high-throughput strain development and optimization.

Fourth Quarter 2021 Financial Highlights

▪
Fourth quarter 2021 Total revenue of $148 million, up from $32 million in the comparable prior year period, an increase of 363%.
▪
Fourth quarter 2021 Foundry revenue of $34 million, up from $16 million in the comparable prior year period, an increase of 108%.
▪
Fourth quarter 2021 Biosecurity revenue of $114 million with gross profit margin of 42%.
▪
Fourth quarter 2021 Loss from operations of $(1.7) billion, inclusive of “catch-up” GAAP stock-based compensation expense of $1.7 billion, compared to Loss from operations of $(56) million in the comparable prior year period.

▪
Fourth quarter 2021 Adjusted EBITDA of $1 million, improved from $(51) million in the comparable prior year period.
▪
Cash and cash equivalents balance as of the end of the fourth quarter of over $1.5 billion puts Ginkgo in a strong financial position to pursue its strategic objectives.

Full Year 2021 Financial Highlights

▪
Full year 2021 Total revenue of $314 million, up from $77 million in the prior year, an increase of 309%.
▪
Full year 2021 Foundry revenue of $113 million, up from $59 million in the prior year, an increase of 91%.
▪
Full year 2021 Biosecurity revenue of $201 million compares to our full year 2021 outlook of $110 million.
▪
Full year 2021 Loss from operations of $(1.8) billion, inclusive of “catch-up” stock-based compensation expense of $1.7 billion, compared to $(137) million in the prior year.
▪
Full year 2021 Adjusted EBITDA of $(106) million, improved from $(121) million in the prior year.

2022 Guidance

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Ginkgo expects to add 60 new Cell Programs to the Foundry platform in 2022.
▪
Ginkgo expects Total revenue of $325 to $340 million in 2022.
o
Ginkgo expects Foundry revenue of $165 to $180 million in 2022.
o
While Biosecurity remains an uncertain business, Ginkgo is committed to investing in the space and expects Biosecurity revenue in 2022 of at least $160 million.

Stock Based Compensation

▪
In the fourth quarter, Ginkgo recognized $1.7 billion of stock-based compensation expense. Prior to becoming a public company in September 2021, Ginkgo granted restricted stock units (“RSUs”) with both a service-based vesting condition and a performance-based vesting condition, defined as a change in control or an initial public offering (both as defined in the underlying award agreement). Ginkgo historically did not recognize any stock-based compensation expense associated with these awards due to the performance-based vesting condition.
▪
As previously disclosed, on November 17, 2021 the board of directors modified the vesting terms of RSUs, such that Ginkgo’s business combination with Soaring Eagle Acquisition Corp. was deemed to have met the performance condition for vesting. This was accounted for as a modification and resulted in a catch-up adjustment of approximately $1.5 billion of incremental stock-based compensation expense in the fourth quarter of 2021 (calculated based on the number of RSUs impacted, which had been granted since 2015, at the share price of $13.59 on November 17, 2021). Stock-based compensation expense also increased by $173.5 million related to RSU earnout shares (“Earnout RSUs”) which were also subject to the same performance condition as the underlying RSUs.
▪
As of December 31, 2021, there was $2.2 billion of unrecognized stock-based compensation expense related to the above catch-up adjustment for those RSUs and Earnout RSUs that had not yet fully met the service-based vesting condition as of December 31, 2021. This amount will be recognized over a weighted-average period of 1.6 years.

Conference Call Details

Ginkgo will host a videoconference today, Monday, March 28, 2022, beginning at 4:30 p.m. ET. The presentation will include an overview of the fourth quarter and full year financial performance, recent business updates, a discussion on Ginkgo's outlook, as well as a moderated question and answer session.

To ask a question ahead of the presentation, please submit your questions to @Ginkgo on Twitter (hashtag #GinkgoResults) or by sending an e-mail to investors@ginkgobioworks.com.

A webcast link is available on Ginkgo's Investor Relations website and a replay will be made available following the presentation.

Ginkgo Investor Website: https://investors.ginkgobioworks.com/events/

Audio-Only Dial Ins:
+1 646 876 9923 (New York)

+1 301 715 8592 (Washington DC)

+1 312 626 6799 (Chicago)

+1 669 900 6833 (San Jose)

+1 253 215 8782 (Tacoma)

+1 346 248 7799 (Houston)

+1 408 638 0968 (San Jose)

Webinar ID: 961 0791 2467

If you experience technical difficulties with any of these dial-ins or if you need international dial-in numbers, please visit our web site at https://investors.ginkgobioworks.com/events/ for updated dial-in information.

About Ginkgo Bioworks

Ginkgo is building a platform to enable customers to program cells as easily as we can program computers. The company's platform is enabling biotechnology applications across diverse markets, from food and agriculture to industrial chemicals to pharmaceuticals. Ginkgo has also actively supported a number of COVID-19 response efforts, including K-12 pooled testing, vaccine manufacturing optimization, and therapeutics discovery. For more information, visit www.ginkgobioworks.com.

Forward-Looking Statements of Ginkgo Bioworks

This press release, the presentation, and the conference call and webcast contain certain forward-looking statements within the meaning of the federal securities laws, including statements regarding our plans, strategies, current expectations, operations and anticipated results of operations, both business and financial, all of which are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, market trends, or industry results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements generally are identified by the words "believe," "can," "project," "potential," "expect," "anticipate," "estimate," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the effect of Ginkgo's business combination with Soaring Eagle Acquisition Corp. ("Soaring Eagle") on Ginkgo's business relationships, performance, and business generally, (ii) risks that the business combination disrupts current plans of Ginkgo and potential difficulties in Ginkgo's employee retention, (iii) the outcome of any legal proceedings that may be instituted against Ginkgo related to its business combination with Soaring Eagle, (iv) volatility in the price of Ginkgo's securities now that it is a public company due to a variety of factors, including changes in the competitive and highly regulated industries in which Ginkgo operates and plans to operate, variations in performance across competitors, changes in laws and regulations affecting Ginkgo's business, changes in the combined capital structure and expectations associated with increases in the number of shares available for sale, (v) the ability to implement business plans, forecasts, and other expectations after the completion of the business combination, and identify and realize additional opportunities, (vi) the risk of downturns in demand for products using synthetic biology, (vii) the unpredictability of the duration of the COVID-19 pandemic and the demand for COVID-19 testing and the commercial viability of our COVID-19 testing business, and (viii) changes to the biosecurity industry, including due to advancements in technology, emerging competition and evolution in industry demands, standards and regulations. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the "Risk Factors" section of Ginkgo's quarterly report on Form 10-Q filed with the U.S. Securities and Exchange Commission (the "SEC") on November 15, 2021, and other documents filed by Ginkgo from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Ginkgo assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Ginkgo does not give any assurance that it will achieve its expectations.

Use of Non-GAAP Measures

Certain of the financial measures included in this release, including Adjusted EBITDA, have not been prepared in accordance with generally accepted accounting principles (“GAAP”), and constitute “non-GAAP financial measures” as defined by the SEC. Ginkgo has included these non-GAAP financial measures because it believes they provide an additional tool for investors to use in evaluating Ginkgo’s financial performance and prospects. Due to the nature and/or size of the items being excluded, such items do not reflect future gains, losses, expenses or benefits and are not indicative of our future operating performance. These non-GAAP financial measures are supplemental to, should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. In addition, these non-GAAP financial measures may differ from non-GAAP financial measures with comparable names used by other companies. See the reconciliation below for additional information regarding certain of the non-GAAP financial measures included in this release, including a description of these non-GAAP financial measures and a reconciliation of the historic measures to Ginkgo’s most comparable GAAP financial measures.

Ginkgo Bioworks Contacts:

INVESTOR CONTACT:

investors@ginkgobioworks.com

MEDIA CONTACT:

press@ginkgobioworks.com

Ginkgo Bioworks Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
(unaudited)

	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$ 1,550,004	$ 380,801
Accounts receivable, net	131,544	16,694
Accounts receivable - related parties	4,598	5,212
Inventory, net	3,362	2,736
Prepaid expenses and other current assets	33,537	21,099
Total current assets	1,723,045	426,542
Property and equipment, net	145,770	121,435
Investments	102,037	74,200
Equity method investments	13,194	28,924
Intangible assets, net	21,642	3,294
Goodwill	21,312	1,857
Loans receivable, net of current portion	—	13,298
Other non-current assets	43,990	5,603
Total assets	$ 2,070,990	$ 675,153
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 8,189	$ 13,893
Deferred revenue	33,240	28,823
Accrued expenses and other current liabilities	93,332	30,505
Total current liabilities	134,761	73,221
Non-current liabilities:
Deferred rent, net of current portion	18,746	12,678
Deferred revenue, net of current portion	155,991	99,652
Lease financing obligation	22,283	16,518
Warrant liabilities	135,838	—
Other non-current liabilities	35,992	3,032
Total liabilities	503,611	205,101
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	161	129
Additional paid-in capital	3,804,844	929,125
Accumulated deficit	(2,297,925)	(467,878)
Accumulated other comprehensive loss	(1,715)	—
Total Ginkgo Bioworks Holdings, Inc. stockholders’ equity	1,505,365	461,376
Non-controlling interest	62,014	8,676
Total stockholders’ equity	1,567,379	470,052
Total liabilities and stockholders’ equity	$ 2,070,990	$ 675,153

Ginkgo Bioworks Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Foundry revenue	$ 34,156	$ 16,419	$ 112,989	$ 59,221
Biosecurity revenue:
Product	8,418	8,707	23,040	8,707
Service	105,920	6,932	177,808	8,729
Total revenue	148,494	32,058	313,837	76,657
Costs and operating expenses:
Cost of Biosecurity product revenue	4,832	6,705	20,017	6,705
Cost of Biosecurity service revenue	61,746	7,137	109,673	8,906
Research and development (1)	985,025	61,191	1,149,662	159,767
General and administrative (1)	781,626	12,913	862,952	38,306
Total operating expenses	1,833,229	87,946	2,142,304	213,684
Loss from operations	(1,684,735)	(55,888)	(1,828,467)	(137,027)
Other (expense) income:
Interest income	496	(2,983)	837	2,582
Interest expense	(551)	(590)	(2,373)	(2,385)
Loss (gain) on equity method investments	(4,663)	1,755	(77,284)	(396)
Loss (gain) on investments	(14,552)	1,245	(11,543)	(3,733)
Change in fair value of warrant liabilities	77,097	—	58,615	—
Gain on settlement of partnership agreement	22,847	3,769	23,826	8,286
Other (expense) income, net	(1,617)	6,301	(1,733)	7,839
Total other (expense) income, net	79,057	9,497	(9,655)	12,193
Loss before income taxes	(1,605,678)	(46,391)	(1,838,122)	(124,834)
Income tax (benefit) provision	(683)	8	(1,480)	1,889
Net loss	(1,604,995)	(46,399)	(1,836,642)	(126,723)
Net loss attributable to non-controlling interest	(4,339)	525	(6,595)	(114)
Net loss attributable to Ginkgo Bioworks Holdings, Inc. stockholders	$ (1,600,656)	$ (46,924)	$ (1,830,047)	$ (126,609)
Net loss per share attributable to Ginkgo Bioworks Holdings, Inc. common stockholders:
Basic	$ (1.05)	$ (0.04)	$ (1.35)	$ (0.10)
Diluted	$ (1.10)	$ (0.04)	$ (1.39)	$ (0.10)
Weighted average common shares outstanding
Basic	1,531,138,824	1,288,078,200	1,359,848,803	1,274,766,915
Diluted	1,531,551,830	1,288,078,200	1,360,373,343	1,274,766,915
Comprehensive loss:
Net loss	$ (1,604,995)	$ (46,399)	$ (1,836,642)	$ (126,723)
Other comprehensive loss:
Foreign currency translation adjustment	(838)	—	(1,715)	—
Total other comprehensive loss	(838)	—	(1,715)	—
Comprehensive loss	$ (1,605,833)	$ (46,399)	$ (1,838,357)	$ (126,723)

(1) In the fourth quarter of 2021, R&D and G&A expenses included a significant adjustment for stock-based compensation expense as a result of the modification of the vesting terms of RSUs and all related earnout shares. Total stock-based compensation expense inclusive of employer payroll taxes was allocated as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Research and development	$ 930,300	$ 13	$ 930,360	$ 79
General and administrative	742,543	105	757,247	397
Total	$ 1,672,843	$ 118	$ 1,687,607	$ 476

Ginkgo Bioworks Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$ (1,836,642)	$ (126,723)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	29,076	13,864
Stock-based compensation	1,606,020	476
Non-cash equity consideration	(24,185)	—
Loss on equity method investments	77,284	396
Loss on investments	11,543	3,733
Change in fair value of loans receivable	3,508	(1,061)
Change in fair value of warrant liabilities	(58,615)	—
Other non-cash activity	(270)	—
Changes in operating assets and liabilities:
Accounts receivable ($614 and ($995) from related parties)	(114,094)	(14,228)
Prepaid expenses and other current assets	(2,981)	(11,352)
Inventory	(626)	(2,736)
Other non-current assets	(539)	1,834
Accounts payable	(2,247)	7,019
Accrued expenses and other current liabilities	44,796	8,665
Deferred revenue, current and non-current	(10,498)	(19,423)
Deferred rent, non-current	6,032	1,045
Other non-current liabilities	18,620	2,661
Net cash used in operating activities	(253,818)	(135,830)

Cash flows from investing activities:
Purchases of property and equipment	(56,521)	(57,821)
Purchases and issuances of loan receivable	—	(10,100)
Proceeds from loans receivable	304	800
Purchase of investments	(5,000)	—
Business acquisition, net of cash acquired	(12,040)	—
Net cash used in investing activities	(73,257)	(67,121)

Cash flows from financing activities:
Proceeds from reverse recapitalization, net of redemptions of $867,253 and offering costs of $108,118	1,509,629	—
Proceeds from exercise of stock options	167	26
Repurchases of common stock	(24,998)	—
Taxes paid related to net share settlement of equity awards	(9,463)	—
Principal payments on capital leases and lease financing obligation	(1,123)	(748)
Proceeds from lease financing obligation	—	—
Contributions from non-controlling interests	59,933	—
Proceeds from issuance of convertible promissory notes, net of issuance costs	—	—
Proceeds from issuance of Series E convertible preferred stock, net of issuance costs	—	91,040
Net cash provided by financing activities	1,534,145	90,318
Effect of foreign exchange rates on cash and cash equivalents	(19)	—
Net increase (decrease) in cash, cash equivalents and restricted cash	1,207,051	(112,633)
Cash, cash equivalents and restricted cash, beginning of period	385,877	498,510
Cash, cash equivalents and restricted cash, end of period	$ 1,592,928	$ 385,877

The following table reconciles net loss attributable to Ginkgo Bioworks Holdings, Inc. stockholders to EBITDA and Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2021	2020	2021	2020
Net loss attributable to Ginkgo Bioworks Holdings, Inc. stockholders	$ (1,600,656)	$ (46,924)	$ (1,830,047)	$ (126,609)
Interest income	(496)	(133)	(837)	(2,582)
Interest expense	551	590	2,373	2,385
Income tax (benefit) provision	(683)	8	(1,480)	1,889
Depreciation and amortization	8,003	4,004	29,076	13,864
EBITDA	(1,593,281)	(42,455)	(1,800,915)	(111,053)
Stock-based compensation (1)	1,672,843	118	1,687,607	476
Loss (gain) on equity method investments(2)	4,080	(1,230)	74,445	282
Loss (gain) on investments (3)	14,552	(1,245)	11,543	3,733
Change in fair value of warrant liabilities	(77,097)	—	(58,615)	—
Gain on settlement of partnership agreement	(22,847)	(653)	(23,826)	(8,286)
Other (4)	2,312	(5,287)	3,712	(6,574)
Adjusted EBITDA	$ 562	$ (50,752)	$ (106,049)	$ (121,422)

(1) For the three months ended and the year ended December 31, 2021, includes $5.0 million in employer payroll taxes related to stock-based compensation.

(2) For the three months ended December 31, 2021 and 2020, represents losses on equity method investments under the hypothetical liquidation at book value ("HLBV”) method of $4.7 million and $1.8 million, respectively, net of losses attributable to non-controlling interests. For the years ended December 31, 2021 and 2020, represents losses on equity method investments under the HLBV method of $77.3 million and $0.4 million, respectively, net of losses attributable to non-controlling interests.

(3) Includes loss on the change in fair value of our common stock investments in Synlogic and Cronos and warrants to purchase Synlogic common stock, which are all carried at fair value.

(4) For the three months ended and the year ended December 31, 2021, includes mark-to-market adjustments on Access Bio convertible notes and the Glycosyn promissory note. For the three months ended and the year ended December 31, 2020, primarily includes milestone payments under our agreement with the National Institutes of Health.